Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-254083) pertaining to the IDEX Biometrics ASA 2020 Subscription Rights Incentive Plan and the IDEX Biometrics ASA 2020 Employee Share Purchase Plan, of IDEX Biometrics ASA, and

(2)

Registration Statement (Form S-8 No. 333-259210) pertaining to the IDEX Biometrics ASA 2021 Subscription Rights Incentive Plan and the IDEX Biometrics ASA 2021 Employee Share Purchase Plan, of IDEX Biometrics ASA;

of our report dated April 29, 2022, with respect to the consolidated financial statements of IDEX Biometrics ASA included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ Ernst & Young AS

Oslo, Norway

April 29, 2022